PERSONAL AND CONFIDENTIAL
December 6, 2001
Ivan D. Trifunovich, Ph.D., MBA
Dear Ivan:
I am very excited to be able to offer you the position of Senior Vice President and General Manager for the Genomics Business Unit at Third Wave Technologies, Inc., reporting to the Chief Executive Officer of the Company. We feel that, given your experience, you are in a strong position to assist Third Wave in developing into a major enterprise. We are most eager to have you join our dynamic team.
The particulars of the offer are as follows:
Base Pay. Your semi-monthly starting base salary will be $10,208.34; the equivalent to $245,000 per year. You will receive performance reviews, and will be eligible for increases in your base salary, at least annually.
Bonus. You will also be eligible for an annual performance bonus targeted at thirty five percent (35%) of your base salary ($85,750). The actual amount will be based on company and personal performance, and is subject to the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors.
Stock Options. As a key member of the Third Wave team, you will be entitled to participate in the Company’s Incentive Stock Option Plan which is administered by the Company’s Board of Directors. You will initially receive an option to purchase two hundred ten thousand (210,000) shares of Third Wave Technologies, Inc. common stock (Nasdaq Symbol — TWTI) at the fair market value as determined by the Company’s Board of Directors. The specific terms of your option will be described in the appropriate Stock Option Agreement and in the Plan document. These options will vest in equal 25% installments over 4 years beginning on the first anniversary of your employment. Based on your performance and ability to increase the value of the Company, the Compensation Committee of the Board of Directors may authorize the issuance of additional stock options. Third Wave’s philosophy is to provide the incentive to its key team members to create the highest mutual value. As an Officer in the Company, you are eligible for accelerated vesting upon change of control as follows: a) fifty percent of your unvested options would vest upon change of control and b) the remaining unvested options would vest as the earlier of 6 months thereafter or upon termination after change of control.

December 6, 2001
Ivan D. Trifunovich, Ph.D., MBA

Fringe Benefits. Third Wave offers a comprehensive package of benefits. These benefits are briefly summarized on the enclosed sheet, “Employee Benefits at a Glance”. These are benefits that are currently offered by Third Wave and are subject to periodic revision. An explanation of our benefits will be provided to you during your new employee orientation. If you have any questions in the meantime, please contact Ann Trainor, our Director of Human Resources.
Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. As consideration for your employment at Third Wave, you will be required to sign the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement. A copy of this agreement is enclosed for your signature. Please contact me if you have any questions.
Severance. Third Wave will pay you one (1) year of base salary as severance in the event (a) your position is eliminated; (b) you are terminated by Third Wave; or (c) (i) Third Wave adversely changes the terms of your employment from those described in this letter, (ii) Third Wave does not cure such adverse change(s) within 30 days after notice to Third Wave and (iii) thereafter you choose to terminate your employment.
Location. You will be based in New Jersey and will not be obligated to relocate your principal residence without your consent.
Lastly, as with all other Third Wave employees, your employment is “at will” which means both you and the Company have the right of termination for any reason.
If these employment terms are acceptable please acknowledge your acceptance of this offer by signing and dating below as soon as possible and return one signed copy to Ann Trainor labeled CONFIDENTIAL. This offer will expire on Friday, December 7, 2001 at 5:00 PM central time. We look forward to having you start at Third Wave on or before Monday, January 14, 2002.
Warmest Personal Regards,
/s/ Lance Fors
Lance Fors, Ph.D.
Chairman, President and
Chief Executive Officer
If the above terms meet with your approval please acknowledge your acceptance of this employment offer by signing and dating below.

/s/ Ivan D. Trifunovich

Ivan D. Trifunovich
12/14/01

Start Date